UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
Lifeline Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-30489	84-1097796

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6400 South Fiddler’s Green Circle, Suite 1970, Englewood, CO 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 488-1711
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
     On February 28, 2006, Dr. Joe M. McCord was appointed to the Board of Directors of Lifeline Therapeutics, Inc. (the “Company”). Dr. McCord is currently the Company’s Director of Science. He previously directed a human study concerning the Company’s Protandim® product. Dr. McCord also serves as Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado at Denver and Health Sciences Center (UCDHSC). Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health (ISANH).
     Dr. McCord receives a $100,000 annual salary for his employment as the Company’s Director of Science.
     On May 29, 2004, Dr. McCord acquired 200 shares of Lifeline Nutraceuticals Corporation’s common stock for a purchase price of $200. On September 1, 2004, Dr. McCord acquired 2,200,000 shares of Lifeline Nutraceuticals Corporation’s common stock for a purchase price of $2,200. On October 26, 2004, when the Company acquired 81% of Lifeline Nutraceuticals Corporation’s outstanding common stock, Dr. McCord’s shares of common stock in Lifeline Nutraceuticals Corporation were exchanged for 1,928,160 shares of the Company’s common stock.
Item 7.01 Regulation FD Disclosure
     On March 1, 2006, the Company issued a press release entitled “Dr. Joe M. McCord Joins Lifeline Therapeutics, Inc. Board of Directors.” The press release is attached hereto as Exhibit 99.1.
Item 9.01 Exhibits
     99.1      Press Release dated March 1, 2006, entitled “Dr. Joe M. McCord Joins Lifeline Therapeutics, Inc. Board of Directors.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: March 3, 2006

LIFELINE THERAPEUTICS, INC.
By:	/s/ Gerald J. Houston
Gerald J. Houston
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Description
99.1	Press Release dated March 1, 2006, entitled “Dr. Joe M. McCord Joins Lifeline Therapeutics, Inc. Board of Directors.”